Exhibit 10.2

Anthony Scalese
17330 E. Lake Drive
Aurora, CO  80016

August 16, 2010

Dear Anthony,

I am pleased to make our offer of employment to you with Zynex, Inc.  The title of the offered position is Chief Financial Officer, reporting to Thomas Sandgaard, CEO.  The general terms of the offer are summarized below.  This offer is expressly contingent the final approval of the Board of Directors.

Start Date
Your employment will begin on September 1st, 2010.

Compensation Summary

Base Salary
Your base salary will be $168,000.00 annually.

Performance Bonus Eligibility
On an annual basis, you will be eligible to receive bonuses up to $60,000.00 in cash and 30,000 stock options.  Within 30 days of your employment date, the goals and objectives and achievement formulas will be documented for the remainder of 2010 and for 2011.  The CEO will determine the extent to which you have achieved the performance targets upon which your bonus is based, and the amount of bonus to be paid.

Company Stock Options
You will receive ongoing quarterly grants of 2,000 common stock options.  These options vest over four years, at a rate of 25% per year.

Signing Bonus
A one-time sign-on bonus of 100,000 common stock options will be granted to you on your employment start date.  The strike price is anticipated to be approximately $0.60 per share.  These options vest over four years, at a rate of 25% per year.

Benefits
You will be eligible for vacation, sick leave and paid holidays in accordance with current policy.  You will be eligible for Zynex’s medical, dental and vision benefits, and wellness plan, consistent with the benefits provided to other corporate officers.  A summary of your employee benefits is provided under separate cover.   The terms and conditions of your employment are described in this offer letter and in the Zynex Medical, Inc. handbook, which may be revised at any time by the company to reflect the current corporate policies and benefits.

Anthony, we are looking forward to your joining Zynex Medical, Inc. and feel that you will be able to make a significant contribution to our future growth.  However, it should be understood that employment with Zynex, Inc. is for no specific length of time and may be terminated by either party at any time, for any reason.

Zynex, Inc. will require you to sign a Confidentiality and Non-Compete Agreement, Non-Compete and Trade Secrets Agreement, and the terms of this offer shall expire on August 18th, 2010.

We look forward to your reply.

Sincerely,

/s/ Thomas Sandgaard

Thomas Sandgaard
Chief Executive Officer
Zynex, Inc.

Name Anthony Scalese                                                      Date  8/17/10

Signature  /s/Anthony Scalese